Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Avalyn Pharma Inc., a Delaware corporation (the “Company”), and Howard Lazarus (the “Executive”) dated as of April 24, 2026 (the “Effective Date”). Except with respect to the Restrictive Covenants Agreement, the Continuing Obligations, the Executive Severance Plan, the Participant Agreement and the Equity Documents (each, as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Offer Letter between the Executive and the Company dated June 15, 2023 (the “Prior Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)
Position and Duties. The Executive shall serve as the Chief Medical Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”). This is a full-time, exempt position and the Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may, with the prior written approval of the Board of Directors of the Company (the “Board”), serve on additional boards of directors, or the Executive may engage in religious, charitable or other community activities, in each case, as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.
2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s initial base salary shall be paid at the rate of $471,000 per year, which shall be increased to $500,000 per year as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO Date”). The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)
Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be 40 percent of the Executive’s Base Salary. The actual amount of which, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” Except as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation and such incentive compensation, if any, shall be paid in the calendar year following the calendar year to which the bonus relates. The Company will use reasonable efforts to pay such incentive compensation, if any, not later than March 31 of such following calendar year.
(c)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.
(d)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(e)
Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
(f)
Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the applicable equity plan and/or award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”).
(g)
Indemnification. The Executive shall be entitled to the same indemnification rights as the Company grants to other senior executives and Board members of the Company and, in addition, the Company shall indemnify the Executive to the fullest extent permitted under the Company’s by-laws and/or Delaware law. Furthermore, the Company maintains a directors and officers liability policy and will provide the Executive with such coverage to the same extent as provided by the Company to other senior executives and Board members of the Company.
3.
Termination and Severance. The Executive’s employment with the Company is at-will meaning the employment relationship may be terminated by the Executive or by the Company at any time upon written notice. The Executive shall be a Covered Executive, “Tier 2 Executive” under the Company’s Executive Severance Plan (the “Executive Severance Plan”). The Executive’s participation in the Executive Severance Plan is contingent upon the Executive’s execution and delivery to the Company of a Participation Agreement thereunder. All compensation relating to the termination of the Executive’s employment with the Company, including eligibility for any severance payments, benefits and accelerated vesting in connection with such termination of employment, shall be governed by the terms and conditions set forth in the Executive Severance Plan and the Participation Agreement.
4.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this

Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
5.
Continuing Obligations.
(a)
Restrictive Covenants Agreement. The terms of the Employee Confidential Information and Inventions Assignment Agreement, dated June 19, 2023 (the “Restrictive Covenants Agreement”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 5 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” For the avoidance of doubt, all restrictive covenants obligations are supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern. In the event the Executive is entitled to both payments pursuant to the Restrictive Covenants Agreement and severance payments pursuant to the Executive Severance Plan, then the severance payments pursuant to the Executive Severance Plan will be reduced by the amount the Executive is paid pursuant to the Restrictive Covenants Agreement.
(b)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 5(c).
(d)
Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
6.
Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts and (b) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction.
7.
Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or THE EXECUTIVE’s employment by the Company or any affiliate of the Company, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S or the Company’s performance under, or the enforcement of, this Agreement.
8.
Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to the Executive Severance Plan solely as a result of his employment with such successor as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

9.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
11.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Executive or, in the case of Company, the Avalyn Pharma email address of the CEO, with confirmation of receipt.
13.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
14.
Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of the Executive Severance Plan shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise except as set forth in the Executive Severance Plan. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to the Executive Severance Plan (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).

15.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
16.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

AVALYN PHARMA INC.

/s/ Lyn Baranowski
By:	Lyn Baranowski
Its:	Chief Executive Officer

EXECUTIVE

/s/ Howard Lazarus
Howard Lazarus

Exhibit A

Restrictive Covenants Agreement